As Filed with the Securities And Exchange Commission on August 16, 2007
Registration No. 333-47619

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VERTRUE INCORPORATED
(Name of the Issuer)

Delaware	06-1276882
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

20 Glover Avenue	06850
Norwalk, Connecticut	(Zip Code)
(Address of Principal Executive Offices)
George W. M. Thomas
Senior Vice President and General Counsel
Vertrue Incorporated
20 Glover Avenue
Norwalk, Connecticut 06850
(203) 324-7635
(Name and Address of Agent for Service)
Copies to:
Carmen J. Romano, Esq.
Derek M. Winokur, Esq.
Dechert LLP
Circa Centre
2929 Arch Street, 4th Floor
Philadelphia, PA 19104
(215) 994-4000

REMOVAL OF SHARES FROM REGISTRATION
     This Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-3 (Registration No. 333-47619) (the “Registration Statement”), which was filed on March 9, 1998, as amended on March 31, 1998, to register 500,825 shares of the common stock of Vertrue Incorporated (“Vertrue”).
     Vertrue entered into an Agreement and Plan of Merger, dated as of March 22, 2007, as amended by the Amendment to the Agreement and Plan of Merger, dated as of July 18, 2007 (the “Merger Agreement”), by and among Vertrue, Velo Holdings Inc., a Delaware corporation (“Parent”), and Velo Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub would merge with and into Vertrue, the separate corporate existence of Merger Sub would cease, and Vertrue would continue as the surviving corporation (the “Merger”).
     On August 15, 2007, Vertrue held a special meeting of stockholders at which the stockholders of Vertrue approved the adoption of the Merger Agreement. The Merger became effective on August 16, 2007 upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.
     In connection with the closing of the Merger, all offerings of Vertrue’s common stock pursuant to existing registration statements, including this Registration Statement, have been terminated. Vertrue files this post-effective amendment to remove from registration all of the shares that were registered by the Registration Statement but remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on the 16th day of August, 2007.

VERTRUE INCORPORATED
By:	/s/ Gary A. Johnson
Gary A. Johnson
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated as of the 16th day of August, 2007:

Signature	Capacity

/s/ Gary A. Johnson
Gary A. Johnson	President, Chief Executive Officer and Director
(Principal Executive Officer)

/s/ James B. Duffy
James B. Duffy	Executive Vice President, Chief Financial Officer and Chief Operating Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel J. Selmonosky
Daniel J. Selmonosky	Director

/s/ James W. Koven
James W. Koven	Director

/s/ Christian Ahrens
Christian Ahrens	Director

/s/ Henry H. Briance
Henry H. Briance	Director

/s/ Paul Bartlett
Paul Bartlett	Director

William Collins	Director